Exhibit 99.1

Audentes Therapeutics Presents New Positive Data from ASPIRO, the Phase 1/2 Clinical Trial of AT132 for X-linked Myotubular Myopathy, at 22nd Annual Meeting of the American Society of Gene and Cell Therapy

-	New data include 48 weeks of follow-up for six treated patients in dose Cohort 1 and 24 weeks for three treated patients in dose Cohort 2

-	Significant and sustained improvements in neuromuscular function in both dose cohorts, with corresponding achievement of clinically meaningful motor milestones

-	Significant improvements in respiratory function with four patients achieving ventilator independence by the 48-week timepoint

-	Robust tissue transduction, protein expression, and histological improvements in 24 and 48-week muscle biopsies in all patients

-	AT132 has been generally well-tolerated and has shown a manageable safety profile across both dose cohorts with no clinically meaningful safety differences between doses to date

-	Presentation scheduled to begin at 2:15 pm ET. Slides used during today’s presentation will be available on the Investor + Media section of the Audentes website for approximately 30 days.

SAN FRANCISCO, May 1, 2019 / PRNewswire/ -- Audentes Therapeutics, Inc. (Nasdaq: BOLD), a leading AAV-based genetic medicines company focused on developing and commercializing innovative products for serious rare neuromuscular diseases, today announced new positive data from ASPIRO, the Phase 1/2 clinical trial of AT132 for the treatment of X-linked Myotubular Myopathy (XLMTM).  The data are being presented today at the 22nd Annual Meeting of the American Society of Gene and Cell Therapy by Perry B. Shieh, M.D., Ph.D., Associate Professor of Neurology, University of California Los Angeles and Principal Investigator for ASPIRO during the plenary session, “Presidential Symposium & Presentation of the Top Abstracts,” scheduled to begin at 2:15 pm ET.

"The encouraging clinical profile established by AT132 in the ASPIRO Phase 1/2 study is further supported by the new data shared today,” stated Dr. Shieh.  “Results across both dose cohorts show clinically meaningful improvements in neuromuscular and respiratory function, durable improvements in muscle pathology, and progressive attainment of motor developmental milestones.”

“We are excited to share today’s results and are working hard toward our goal of making AT132 available to patients living with XLMTM globally as rapidly as possible,” stated Matthew R. Patterson, Chairman and Chief Executive Officer of Audentes.  “We look forward to important next steps for the program, including selection of the optimal dose and further discussions with regulators in the U.S. and Europe regarding possible pathways to license applications.”

Data Summary

The newly reported data include safety and efficacy assessments for 11 patients enrolled in ASPIRO as of the April 8, 2019 data cut-off date, including 48 weeks of follow-up for seven patients enrolled in Cohort 1 (1x1014 vector genomes per kilogram (vg/kg)); six treated and one untreated control) and 24 weeks of follow-up for four patients in Cohort 2 (3x1014 vg/kg; three treated and one untreated control).  Key assessments include neuromuscular function as measured by both improvements in the CHOP INTEND score and the achievement of motor milestones; respiratory function as measured by improvements in maximal inspiratory pressure (MIP) and reduction in ventilator dependence; and vector copy number, mRNA, protein expression and histological improvement as assessed via muscle biopsy.

Efficacy

Rapid CHOP INTEND improvements have been achieved and maintained in both dose cohorts, and the majority of patients have demonstrated progressive attainment of motor developmental milestones, such as head control, sitting unassisted, crawling, standing with support and initiating stepping movements.  Patients receiving AT132 have achieved reductions in ventilator dependence not previously observed in chronically ventilated patients with neuromuscular disorders. Reduction of ventilator dependence is an endpoint considered to be correlated with survival.  Four patients were successfully weaned off of ventilation by the 48-week timepoint, with all other treated patients demonstrating sustained and clinically meaningful reductions in ventilator use.

Muscle biopsy data show robust dose-dependent transduction, transcription and protein expression.  All biopsies show marked improvement in histopathological markers of disease, with a trend toward continued improvement in the Cohort 1 patient samples from 24 to 48-week timepoints, and evidence of more rapid pathological improvement by week 24 in the Cohort 2 biopsy samples.

Safety

AT132 has been generally well-tolerated and has shown a manageable safety profile across both dose groups.  There have been no possibly or probably treatment-related serious adverse events (SAEs) reported in Cohort 1 since the scientific update in May 2018.  There have been eight possibly or probably treatment-related SAEs reported in Cohort 2. All SAEs have been successfully managed and patients have shown no evidence of clinical compromise. Results to date indicate no clinically meaningful differences in the safety and tolerability profile of AT132 between the 1x1014 vg/kg and 3x1014 vg/kg dose cohorts.

Next steps in the AT132 development program include selection of the optimal dose in the ASPIRO study, planned to occur in the second quarter of 2019, and further interactions with the FDA and EMA, planned to occur in the third quarter of 2019, to present this most recent data update and gain further alignment on the license application submission pathways for AT132 in the United States and Europe.

About X-linked Myotubular Myopathy

XLMTM is a serious, life-threatening, rare neuromuscular disease that is characterized by extreme muscle weakness, respiratory failure, and early death. Mortality rates are estimated to be 50 percent in the first 18 months of life, and for those patients who survive past infancy, there is an estimated 25% mortality by the age of 10. XLMTM is caused by mutations in the MTM1 gene that lead to a lack or dysfunction of myotubularin, a protein that is needed for normal development, maturation, and function of skeletal muscle cells. The disease affects approximately 1 in 40,000 to 50,0000 newborn males.

XLMTM places a substantial burden of care on patients, families and the healthcare system, including high rates of healthcare utilization, hospitalization and surgical intervention. More than 80 percent of XLMTM patients require ventilator support, and the majority of patients require a gastrostomy tube for nutritional support. In most patients, normal developmental motor milestones are delayed or never achieved. Currently, only supportive treatment options, such as ventilator use or a feeding tube, are available.

About AT132 for the treatment of X-linked Myotubular Myopathy

Audentes is developing AT132, an AAV8 vector containing a functional copy of the MTM1 gene, for the treatment of XLMTM. AT132 may provide patients with significantly improved outcomes based on the ability of AAV8 to target skeletal muscle and increase myotubularin expression in targeted tissues following a single intravenous administration. The preclinical development of AT132 was conducted in collaboration with Genethon (www.genethon.fr).

AT132 has been granted Regenerative Medicine and Advanced Therapy (RMAT), Rare Pediatric Disease, Fast Track, and Orphan Drug designations by the U.S. Food and Drug Administration (FDA), and Priority Medicines (PRIME) and Orphan Drug designations by the European Medicines Agency (EMA).

About Audentes Therapeutics, Inc.

Audentes Therapeutics (Nasdaq: BOLD) is a leading AAV-based genetic medicines company focused on developing and commercializing innovative products for serious rare neuromuscular diseases.  We are leveraging our AAV gene therapy technology platform and proprietary manufacturing expertise to develop programs across three modalities: gene replacement, vectorized exon skipping, and vectorized RNA knockdown.  Our product candidates are showing promising therapeutic profiles in clinical and preclinical studies across a range of neuromuscular diseases. Audentes is a focused, experienced and passionate team driven by the goal of improving the lives of patients.

For more information regarding Audentes, please visit www.audentestx.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the potential benefits and availability of AT132 for patients and the expected timing for optimal dose selection and final agreement on regulatory submission pathways for AT132.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements.  Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company cannot guarantee future events, results, actions, levels of activity, performance or achievements, and the timing and results of biotechnology development and potential regulatory approval is inherently uncertain.  Forward-looking statements are subject to risks and uncertainties that may cause the company's actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to the company's ability to advance its product candidates, obtain regulatory approval of and ultimately commercialize its product candidates, the timing and results of preclinical and clinical trials, the company's ability to fund development activities and achieve development goals, the company's ability to protect intellectual property and other risks and uncertainties described under the heading "Risk Factors" in documents the company files from time to time with the Securities and Exchange Commission.  These forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Audentes Contacts:

Investor Contact:
Andrew Chang
415.818.1033

achang@audentestx.com

Media Contact:

Sarah Spencer

415.957.2020

sspencer@audentestx.com

Katie Hogan
415.951.3398

khogan@audentestx.com